Exhibit 99.1

March 12, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

COMPANY ANNOUNCES REVISED RESULTS FOR THE YEAR ENDING DECEMBER 31, 2009 REPORTING A LARGER NET LOSS

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA) (OTC Bulletin Board: SLBA.OB) today announced revised results for 2009. The revision resulted from changes made before the Company’s financial statements were filed and resulted from the deterioration of one additional loan subsequent to year end but which was required to be included in the results for 2009.  The Company’s net loss for the year was $1,825,000 (loss per common share of $1.05) rather than the $1,333,000 (loss per common share of $.80), previously announced on February 1, 2010. This announcement modifies and supplements the February 1, 2010 announcement.

The loan is an offsite development loan for a mixed use project in Atascadero.  The Bank’s portion of the loan, after a participation to another bank, was $2,160,000.  The development has not progressed and the borrower has now defaulted in making required payments.  The Bank is currently exploring options (including legal) at this time.  The Bank took a charge off on this loan of $756,491, included in the 2009 results, representing a write down of the loan to the fair value of the collateral supporting its portion of the loan.

The Bank increased the provision for loan losses to $5,460,000 during the twelve month period ending December 31, 2009 compared to a provision of $975,000 during the same period in 2008.  The allowance for loan losses to total loans increased to $3,386,000 or 1.67% at December 31, 2009 compared to $2,310,000 or 1.22% at December 31, 2008. Non-performing assets increased to $6,835,000 at December 31, 2009 compared to $1,614,000 for the same period in 2008.

The Company anticipates filing its full financial information for the year ended December 31, 2009, today with the filing of its Annual Report to Shareholders.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands except per share data)
Summary of Operations:
Interest Income	$13,851	$15,276	$17,719	$17,027	$13,546
Interest Expense	3,021	3,877	4,824	3,577	1,984

Net Interest Income	10,830	11,399	12,895	13,450	11,562
Provision for Loan Loss	5,460	975	—	240	300

Net Interest Income After Provision for Loan Losses	5,370	10,424	12,895	13,210	11,262
Noninterest Income	1,236	1,111	1,071	1,010	1,052
Noninterest Expense	9,865	9,763	9,029	8,590	7,808

Income Before Income Taxes	(3,259)	1,772	4,937	5,630	4,506
Income Taxes	(1,434)	633	1,934	2,242	1,759

Net Income (loss)	$(1,825)	$1,139	$3,003	$3,388	$2,747

Cash Dividends Paid	$483	$963	$871	$768	$730

Per Common Share Data:
Net Income - Basic	$(1.05)	$0.59	$1.55	$1.77	$1.46
Net Income - Diluted	$(1.05)	$0.58	$1.51	$1.68	$1.38
Dividends	$0.25	$0.50	$0.45	$0.40	$0.388
Book Value	$9.58	$11.21	$11.01	$9.93	$8.35

Common Outstanding Shares:	1,961,334	1,923,053	1,924,873	1,928,097	1,899,543

Statement of Financial Condition Summary:
Total Assets	$269,923	$251,880	$248,640	$240,738	$231,532
Total Deposits	238,723	212,317	212,718	212,988	206,879
Total Net Loans	198,099	186,632	166,619	169,680	152,563
Allowance for Loan Losses	3,386	2,310	1,673	1,654	1,470
Total Shareholders’ Equity	23,030	25,551	21,189	19,137	15,866

Selected Ratios:
Return on Average Assets	-0.69%	0.46%	1.22%	1.42%	1.21%
Return on Average Equity	-7.18%	5.19%	14.87%	19.45%	18.67%
Average Loans as a Percentage of Average Deposits	87.82%	83.84%	76.11%	79.74%	69.90%
Allowance for Loan Losses to Total Loans	1.67%	1.22%	0.99%	0.96%	0.95%
Company
Tier I Capital to Average Assets	10.28%	11.89%	10.50%	10.00%	—
Tier I Capital to Risk-Weighted Assets -	12.54%	14.41%	13.20%	12.70%	—
Total Capital to Risk-Weighted Assets -	13.87%	15.92%	14.60%	14.40%	—
Bank
Tier I Capital to Average Assets	9.71%	11.44%	9.85%	9.11%	7.16%
Tier I Capital to Risk-Weighted Assets -	11.85%	13.65%	12.33%	11.43%	9.33%
Total Capital to Risk-Weighted Assets -	13.18%	15.17%	13.80%	13.13%	11.34%